Exhibit 99.1

Contact:	John L. Morgan
763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION ANNOUNCES

THIRD QUARTER RESULTS

Minneapolis, MN (October 12, 2011)  —  Winmark Corporation (Nasdaq; WINA) announced today net income for the quarter ended September 24, 2011 of $3,483,500, or $.66 per share diluted, compared to net income of $2,690,000, or $.51 per share diluted, in 2010.  For the nine months ended September 24, 2011, net income was $9,910,000, or $1.89 per share diluted, compared to net income of $7,209,800, or $1.39 per share diluted, for the same period last year.

John L. Morgan, Chairman and Chief Executive Officer, stated, “During the quarter, our earnings growth was primarily driven by the continued strong performance of our franchising brands. Additionally, our leasing business continued to show significant increases in both profitability and customer activity.  During the quarter, our pre-tax income was reduced by approximately $0.5 million, or $0.10 per share, due to our share of losses from Tomsten, Inc. as well as an impairment charge relating to our investment in BridgeFunds, LLC.”

Winmark Corporation creates, supports and finances business.  At September 24, 2011, there were 923 franchises in operation under the brands Play It Again Sports®, Plato’s Closet®, Once Upon A Child®, and Music Go Round®.  An additional 39 retail franchises have been awarded but are not open.  In addition, at September 24, 2011, the Company had loans and leases equal to $31.8 million.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to future events or the future financial performance of the Company including statements with respect to our ability to finance the growth of our leasing and franchising businesses for the foreseeable future.  Such forward-looking statements are only predictions or statements of intention subject to risks and uncertainties and actual events or results could differ materially from those anticipated.  Because actual result may differ, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements.

WINMARK CORPORATION

CONDENSED BALANCE SHEETS

(unaudited)

	September 24, 2011	December 25, 2010
ASSETS
Current Assets:
Cash and cash equivalents	$3,896,500	$2,257,100
Marketable securities	331,000	161,000
Receivables, net	1,330,300	1,841,300
Net investment in leases - current	13,010,300	13,856,700
Income tax receivable	—	294,700
Inventories	68,000	85,900
Prepaid expenses	508,900	382,600
Total current assets	19,145,000	18,879,300
Net investment in leases — long-term	17,168,800	16,802,500
Long-term investments, net	4,225,600	3,973,800
Property and equipment, net	1,562,500	1,785,900
Other assets	677,500	680,500
	$42,779,400	$42,122,000
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Line of credit	$—	$8,800,000
Accounts payable	1,689,200	1,274,200
Income tax payable	2,263,300	—
Accrued liabilities	1,992,400	1,513,600
Discounted lease rentals	74,900	530,400
Rents received in advance	263,800	291,800
Deferred revenue	1,149,000	1,041,700
Deferred income taxes	1,832,500	1,832,500
Total current liabilities	9,265,100	15,284,200
Long-Term Liabilities:
Discounted lease rentals	2,400	26,500
Rents received in advance	421,400	696,900
Deferred revenue	830,500	767,600
Other liabilities	1,250,700	1,678,000
Deferred income taxes	655,800	655,800
Total long-term liabilities	3,160,800	3,824,800
Shareholders’ Equity:
Common stock, no par, 10,000,000 shares authorized, 4,972,081 and 5,020,739 shares issued and outstanding	—	513,700
Accumulated other comprehensive loss	(72,600)	—
Retained earnings	30,426,100	22,499,300
Total shareholders’ equity	30,353,500	23,013,000
	$42,779,400	$42,122,000

WINMARK CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Quarter Ended		Nine Months Ended
	September 24, 2011	September 25, 2010	September 24, 2011	September 25, 2010
REVENUE:
Royalties	$8,046,400	$7,030,000	$21,918,500	$19,761,800
Leasing income	2,369,300	2,419,600	12,584,500	7,290,300
Merchandise sales	664,300	964,000	1,998,700	2,009,200
Franchise fees	516,200	357,100	836,200	885,600
Other	177,300	236,600	765,300	782,300
Total revenue	11,773,500	11,007,300	38,103,200	30,729,200
COST OF MERCHANDISE SOLD	631,400	920,600	1,908,500	1,911,800
LEASING EXPENSE	290,400	387,600	4,149,300	1,374,200
PROVISION FOR CREDIT LOSSES	(13,100)	130,500	8,200	142,400
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	4,219,100	4,360,200	14,095,400	14,093,300
Income from operations	6,645,700	5,208,400	17,941,800	13,207,500
LOSS FROM EQUITY INVESTMENTS	(224,700)	(200,200)	(444,600)	(322,400)
IMPAIRMENT OF INVESTMENT IN NOTES	(293,200)	—	(546,100)	—
INTEREST EXPENSE	(26,200)	(363,900)	(84,200)	(925,200)
INTEREST AND OTHER INCOME/(EXPENSE)	(9,000)	96,100	22,100	376,800
Income before income taxes	6,092,600	4,740,400	16,889,000	12,336,700
PROVISION FOR INCOME TAXES	(2,609,100)	(2,050,400)	(6,979,000)	(5,126,900)
NET INCOME	$3,483,500	$2,690,000	$9,910,000	$7,209,800
EARNINGS PER SHARE — BASIC	$.70	$.54	$1.99	$1.43
EARNINGS PER SHARE — DILUTED	$.66	$.51	$1.89	$1.39
WEIGHTED AVERAGE SHARES OUTSTANDING — BASIC	4,970,046	5,011,862	4,980,160	5,055,405
WEIGHTED AVERAGE SHARES OUTSTANDING — DILUTED	5,263,343	5,224,580	5,239,424	5,203,628